UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014

IGI LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Lincoln Avenue Buena, New Jersey	08310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 697-1441

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 9, 2014, IGI Laboratories, Inc. (the “Company”) and its subsidiaries, Igen, Inc. and IGI Labs, Inc. (collectively, including the Company, the “Borrowers”) entered into an amendment (the “First Amendment”) to the asset-based revolving senior secured credit facility (the “Credit Agreement”) with General Electric Capital Corporation, as agent, and GE Capital Bank and the other financial institutions party thereto, as lenders (the “Lenders”).

The First Amendment, which is effective as of December 9, 2014, amends the Credit Agreement to, among other things, permit the issuance of senior unsecured convertible indebtedness (the “Notes”) in an aggregate principal amount not to exceed $125,000,000 (or $143,750,000 if the initial purchasers of the Notes exercise their option to purchase additional notes in full) subject to an interest rate cap of 4.00% per annum and amends certain negative covenants and events of default to allow for payment by the Company of cash or common stock upon conversion in accordance with the Indenture governing the Notes.

If the consummation of the sale of Notes by the Company does not occur on or prior to January 15, 2015, the First Amendment shall become null and void.

The foregoing is not a complete discussion of the First Amendment and is qualified in its entirety by reference to the full text of the First Amendment attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated as of December 9, 2014, by and among IGI Laboratories, Inc., Igen, Inc., and IGI Labs, Inc., collectively as borrowers, IGI Labs, Inc. as the Borrower Representative (as defined in the Credit Agreement), the other persons party thereto from time to time that are designated as a “Credit Party”, General Electric Capital Corporation, as agent for GE Capital Bank and the other several financial institutions from time to time party thereto, as lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGI LABORATORIES, INC.

Date: December 9, 2014	By:	/s/ Jenniffer Collins
	Name:	Jenniffer Collins
	Title:	Chief Financial Officer